EXHIBIT 99.1

  NEWS RELEASE

Contact: Kathy Liebmann	734-241-2438	kathy.liebmann@la-z-boy.com

La-Z-Boy Announces Fiscal 2011 Second-Quarter Sales;
Delays Release of Operating Results

MONROE, MI., November 15, 2010 – La-Z-Boy Incorporated (NYSE: LZB) today announced net sales for the fiscal 2011 second quarter of $293 million, down 2.6% from the prior year’s second quarter, reflecting weakness in the housing market and low levels of consumer confidence.  The company also announced that it is delaying the release of its fiscal 2011 second-quarter operating results in order to finalize accounting issues primarily involving the company’s dealer entities that are consolidated as Variable Interest Entities (VIEs).  La-Z-Boy believes the accounting issues will have no impact to the company’s second-quarter earnings per share, as adjustments will be made to prior periods.

La-Z-Boy Incorporated expects to report its fiscal 2011 second-quarter operating results after the close of trading on the New York Stock Exchange on Monday, November 22, 2010, and hold its quarterly investor conference call at 8:30 a.m. Eastern Time the following day, Tuesday,   November 23, 2010.

The dial-in phone number for the live conference call will be (877) 407-0778 for persons calling from within the U.S. or Canada, and the number for international callers will be (201) 689-8565. The call will also be webcast live and archived on the Internet, and will be available at http://www.la-z-boy.com/About/Investor-Relations/Conference-Calls/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at (877) 660-6853 and to international callers at (201) 612-7415. Enter account #286 with Conference ID #360478.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://www.la-z-boy.com/About/Investor-Relations/Sec-Filings/.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://www.la-z-boy.com/About/Investor-Relations/Email-Alerts/

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 304 stand-alone La-Z-Boy Furniture Galleries® stores and 519 independent Comfort Studios®, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.